Exhibit 99

Two Bethesda Metro Center	Phone 301 • 986 • 0701
Suite 1200	Fax 301 • 986 • 0702
Bethesda, MD 20814

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Kenneth J. Abod	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. BEATS FIRST CALL Q2 EPS ESTIMATES BY $0.05 ON 13% SALES GROWTH AND 57.2% GROWTH IN NET INCOME

Raises 2008 Annual Sales and Pro Forma EPS Guidance

BETHESDA, MARYLAND, July 29, 2008 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces net sales of $181.2 million for the quarter ended June 30, 2008 an increase of 13.0% from $160.4 million in the prior year’s comparable quarter.  Net income increased by $2.9 million, or 57.2%, to $8.0 million in the second quarter 2008 from $5.1 million in same quarter last year.

Pro forma net income applicable to common stock was $8.0 million, or $0.25 per diluted share (a 47% increase), for the quarter ended June 30, 2008 compared to net income applicable to common stock of $5.0 million, or $0.17 per diluted share, in the second quarter of last year.  The pro forma results for the second quarter 2008 assume that a one-time, in-kind preferred stock dividend occurred and the preferred stock was converted to common stock at the beginning of the period.  The preferred stock dividend and conversion are explained in greater detail later in this press release. Net income applicable to common stock on a GAAP basis, which includes the full impact of the $5.3 million one-time non-cash dividend, was $2.8 million, or $0.11 per diluted share, for the quarter ended June 30, 2008.

Net sales for the quarter ended June 30, 2008 increased by $20.8 million, or 13%, to $181.2 million from $160.4 million in the prior year’s comparable quarter. The sales growth was the result of a $12.7 million, or 8.9%, increase in same-center sales in our patient care business, a $3.2 million, or 20.6%, increase in sales of the Company’s distribution segment, and a $4.9 million increase related to acquired entities. Gross profit for the second quarter of 2008 increased by $11.5 million, to $93.0 million, or 51.3% of net sales compared to $81.4 million, or 50.8% of net sales in the second quarter of 2007.  The increase in gross margin was due principally to the increase in sales, which allowed us to leverage our relatively fixed labor costs.

Income from operations of $21.4 million in the second quarter of 2008 was $3.6 million, or 20.0% higher than that of the same period of the prior year, principally due to the aforementioned increase in gross profit, offset by $7.6 million of higher selling, general and administrative expenses.  Selling, general and administrative expenses increased due to a $2.6 million increase in variable compensation accruals, $1.8 million of increased personnel costs related primarily to employee benefits, a $1.4 million increase related to acquisitions, a $1.0 million increase in professional fees and other expenses (some of which are one time expenses), $0.8 million in merit increases, and $0.6 million of additional investment in growth initiatives, offset by a $0.6 million decrease in bad debt expense.

Net interest expense for the second quarter 2008 was $1.1 million less than the same quarter last year primarily due to lower variable rates.  In May 2008, the Company entered into two $75.0 million swap contracts that fixed $150.0 million of floating rate debt and locked in LIBOR at 3.4% for three years. As of June 30, 2008, $73.0 million, or 18.0%, of the Company’s total debt of $406.4 million was subject to variable interest rates.

Net sales for the six months ended June 30, 2008 increased by $34.6 million, or 11.4%, to $338.8 million from $304.2 million for the same period in the prior year.  The sales growth was principally the result of a $18.2 million, or 6.7%, increase in same-center sales in our patient care business, a $6.7 million, or 23.5%, increase in sales of the Company’s distribution segment, and a $9.1 million increase related to acquired entities. Gross profit for the six months ended June 30, 2008 increased by $18.8 million to $171.5 million, or 50.6% of net sales, compared to $152.7 million, or 50.2% of net sales, in the first six months of the prior year. The increase in gross margin was due principally to the increase in sales, which allowed us to leverage our relatively fixed labor costs.

Income from operations increased by $5.4 million, or 17.7%, in the first six months of 2008 to $35.6 million from $30.2 million in the same period of the prior year due to the increased gross profit, offset by a $12.6 million increase in selling, general and administrative expenses.  Selling, general and administrative expenses increased due to $3.3 million of increased personnel costs related principally to employee benefits, a $2.9 million increase related to acquisitions, a $2.8 million increase in variable compensation accruals, $2.0 million of additional investment in growth initiatives, $1.6 million in merit increases, a $0.8 million increase in advertising, and a $0.3 million increase in general overhead, offset by a $1.1 million decrease in bad debt expense.

Net interest expense for the six months ended June 30, 2008 decreased $2.2 million, or 11.7%, from the same period in the prior year, primarily due to lower variable rates.  Net income for the six months ended June 30, 2008 increased $4.7 million, or 68.3%, to $11.6 million from $6.9 million for the prior year’s period.

Pro forma net income applicable to common stock for the six months ended June 30, 2008 was $11.6 million, or $0.37 per diluted share, a 60.9% increase, compared to net income applicable to common stock of $6.0 million, or $0.23 per diluted share, in the prior year.  The pro forma results for the six months ended June 30, 2008 assume that the previously described one-time, in-kind preferred stock dividend occurred and the preferred stock was converted to common stock at the beginning of the period.  Net income applicable to common stock on a GAAP basis was $5.9 million, or $0.24 per diluted share, for the six months ended June 30, 2008.

Cash flow from operations was $20.0 million in the second quarter of 2008 compared to the prior year period of $18.0 million. For the six months ended June 30, 2008 cash flow from operations was $12.6 million compared to the prior period of $20.1 million.  The decrease in cash flow from operations for the six months ended June 30, 2008 of $7.5 million was principally due to an $11.3 million change in cash payments related to the 2007 incentive compensation plans.  The first quarter 2008 payout increased due to a combination of the elimination of two interim payments related to the practitioners’ incentive compensation plan and improved performance in 2007.

The Company is also confirming existing guidance for the second half of 2008 and is increasing its full year sales guidance to a range of $680 million to $690 million and full year pro forma EPS guidance by $0.5 per diluted share to a range of $0.80 to $0.82 per diluted share, representing 25% to 28% growth compared to 2007 reported EPS.

In June 2008, the Company’s common stock performance triggered an acceleration of preferred stock dividends once the Company’s average closing price of its common stock price exceeded the Company’s forced conversion price of the Series A Convertible Preferred Stock by 200% for a 20-trading day period.  This event triggered acceleration of the payment of Series A Convertible Preferred Stock dividends due from the time of the event through May 26, 2011.  The accelerated dividends were paid in the form of increased stated value of preferred stock, in lieu of cash.  As a result, the Company recorded an in-kind dividend on its preferred stock of $5.3 million in the quarter ended June 30, 2008, which represents 0.7 million additional common shares on an as converted basis.  In connection with the acceleration event, the Company has decided to exercise its right to force conversion of the preferred stock into common stock and has notified the holder of its intention.

Commenting on the results, Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group, remarked, “I am extremely pleased with our second quarter results, the tenth consecutive quarter in meeting or exceeding First Call consensus estimates.  Same-center growth in our patient care division continues to drive a large portion of our business with sales growth of 8.9%.  Our distribution business also accelerated its sales growth with an increase of 20.6% in the second quarter, and now it represents 11.6% of our total sales for the quarter.  We continue to gain leverage on our infrastructure costs due to our business model and our ongoing efforts to monitor expenses.  As a result, operating margins improved this quarter by 70 basis points to 11.8%.  Finally, the strong performance of our common stock triggered acceleration of the preferred stock dividend. This occurred earlier than expected, but highlights the value we have been able to create for all our shareholders over the last two years. By forcing conversion of the preferred stock we will simplify our capital structure, eliminate a preference that will benefit our common shareholders and eliminate all future dividend obligations related to the preferred stock. We are all energized on carrying the momentum of our operating focus and our growth projects into the second half of the year.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 661 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1,060 practitioners (as of June 30, 2008).  Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income Statement:
Net sales	$181,184	$160,366	$338,840	$304,217
Cost of goods sold (exclusive of depreciation and amortization)	88,223	78,945	167,292	151,494
Selling, general and administrative	67,285	59,714	127,492	114,872
Depreciation and amortization	4,289	3,878	8,470	7,626
Income from operations	21,387	17,829	35,586	30,225
Interest expense	8,045	9,125	16,303	18,465
Income before taxes	13,342	8,704	19,283	11,760
Provision for income taxes	5,337	3,612	7,713	4,884
Net income	8,005	5,092	11,570	6,876
Less preferred stock dividend - Series A Convertible Preferred Stock	5,254	416	5,670	833
Net income applicable to common stock	$2,751	$4,676	$5,900	$6,043

Basic Per Common Share Data:
Net income	$0.12	$0.21	$0.26	$0.27
Shares used to compute basic per common share amounts	23,017,282	22,399,292	22,949,127	22,295,606

Diluted Per Common Share Data:
Net income	$0.11	$0.17	$0.24	$0.23
Shares used to compute diluted per common share amounts	24,208,631	30,049,735	24,121,834	29,908,304

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Pro-forma:
Net income applicable to common stock	2,751	5,900
Preferred stock dividend - Series A Convertible Preferred Stock	5,254	5,670
Pro-forma net income applicable to common stock	$8,005	$11,570

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.25	$0.37

Shares used to compute diluted per common share amounts	24,208,631	24,121,834
Effects of conversion of convertible preferred stock (1)	7,308,730	7,308,730
Shares used to compute diluted per common share amounts, Pro-forma basis	31,517,361	31,430,564

(1) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008.  The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	48.7%	49.2%	49.4%	49.8%
Selling, general and administrative	37.1%	37.2%	37.6%	37.8%
Depreciation and amortization	2.4%	2.5%	2.5%	2.5%
Income from operations	11.8%	11.1%	10.5%	9.9%
Interest expense	4.4%	5.7%	4.8%	6.1%
Income before taxes	7.4%	5.4%	5.7%	3.8%
Provision for income taxes	3.0%	2.2%	2.3%	1.6%
Net income	4.4%	3.2%	3.4%	2.2%

Hanger Orthopedic Group, Inc.

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cash Flow Data:
Cash flow from operations	$20,026	$17,950	$12,569	$20,106
Capital expenditures	$4,750	$4,969	$7,840	$9,094
Increase (decrease) in cash	$11,007	$10,632	$(2,984)	$6,947

	June 30, 2008	Dec. 31, 2007	June 30, 2007	Dec. 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$23,954	$26,938	$30,086	$23,139
Days Sales Outstanding (DSO’s)	52	56	57	60
Working Capital	$176,123	$165,794	$165,422	$157,208
Total Debt	$406,425	$410,892	$409,184	$410,624
Shareholders’ Equity	$200,052	$190,538	$175,879	$167,677

Statistical Data:

	June 30,		June 30,
	2008	2007	2008	2007
Patient-care centers	661	621	661	621
Number of practitioners	1,060	1,029	1,060	1,029
Number of states (including D.C.)	46	46	46	46

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Percentage of net sales from:
Patient-care services	88.1%	90.0%	87.8%	90.4%
Distribution	11.6%	9.7%	11.8%	9.4%

Payor mix:
Private pay and other	60.2%	58.9%	60.3%	59.3%
Medicare	28.3%	30.1%	28.2%	29.7%
Medicaid	6.0%	6.0%	6.1%	6.2%
VA	5.5%	5.0%	5.4%	4.8%